Exhibit 4.1

EXHIBIT A

TO

TO CERTIFICATE, AMENDMENT OR WITHDRAWAL OF DESIGNATION

OF

SERIES C-1 CONVERTIBLE PREFERRED STOCK

OF

INVO FERTILITY, INC.

I, Steven Shum, hereby certify that I am the Chief Executive Officer of INVO Fertility, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify the following:

1. The Certificate of Designation of Series C-1 Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) is hereby amended by striking out Section 8 thereof and by substituting in its place the following new Section:

Section 8. Redemption. Subject to the restrictions described herein and unless prohibited by Nevada law governing distributions to stockholders of a corporation or the terms hereof, a share of Series C-1 Convertible Preferred Stock may be redeemed at the Corporation’s option (the “Corporation Optional Redemption”) at any time or from time to time upon not less than 2 calendar days written notice to the holders prior to the date fixed for redemption thereof, at a redemption price of 113.855837742504 shares of Class A Common Stock of Naya Therapeutics, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, for each share of Series C-1 Convertible Preferred Stock being redeemed. If the Corporation exercises the Corporation Optional Redemption, it must exercise the Corporation Optional Redemption for all of the outstanding shares of Series C-1 Convertible Preferred Stock.

2. The foregoing amendment of the Certificate of Designation has been duly approved by the Board of Directors of this Corporation.

3. The foregoing amendment of the Certificate of Designation has been duly approved by stockholders holding shares in the corporation entitling them to exercise a majority of the voting power of the Series C-1 Convertible Preferred Stock and the Series C-2 Convertible Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Designation this 28th day of May, 2025.

By:	Steven Shum
Title:	CEO